Exhibit (a)(12)

NOTICE TO HOLDERS OF

WILLIAMS CONTROLS, INC. RESTRICTED STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,

ON THURSDAY, DECEMBER 13, 2012, UNLESS THE OFFER IS EXTENDED.

November 30, 2012

Dear Stockholder:

Columbia Acquisition Sub, Inc. (the “Purchaser”), a wholly owned subsidiary of Curtiss-Wright Corporation (“Curtiss-Wright”), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Williams Controls, Inc., (“Williams Controls”), at a price of $15.42 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2012 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

You are receiving this notice because our records indicate that you are a holder of unvested restricted Shares issued under the Williams Controls 2010 Restricted Stock Option Plan (the “Restricted Shares”). Subject to the terms and conditions of the Offer, you may tender your Restricted Shares in the Offer and, if validly tendered and accepted for payment, any forfeiture restrictions on the Restricted Shares shall terminate immediately upon acceptance for payment, and all such Restricted Shares so tendered and accepted shall be entitled to receive the Offer Price as payment therefor.

If you desire to tender all or any portion of your Restricted Shares to Purchaser in the Offer, you should complete and sign the enclosed Letter of Transmittal for the Offer (or a facsimile thereof) by indicating on the front cover the number of Restricted Shares you choose to tender and that such shares are Restricted Shares by including the notation “Restricted Shares” (as opposed to certificated Shares, book-entry Shares, or direct-registration Shares), and mail or deliver the Letter of Transmittal and any other required documents to Wells Fargo Bank, N.A., the depositary for the Offer (the “Depositary”). If you do not wish to tender your Restricted Shares, you do not need to take any action.

With this notice, we are enclosing a copy of the Offer to Purchase and the related Letter of Transmittal, as well as a copy of the Williams Controls recommendation that shareholders accept the Offer and tender their Shares pursuant to the Offer, as detailed in the Williams Controls Schedule 14D-9 filed with the Securities and Exchange Commission on November 15, 2012. You are encouraged to read the Schedule 14D-9 in conjunction with the Offer to Purchase because it contains important information about the Offer, including the reasons underlying the recommendation of Williams Controls with respect to the Offer.

Please note that in order to tender your Restricted Shares in the Offer, the Letter of Transmittal must be received by the Depositary no later than 11:59 P.M., New York City time on December 13, 2012, unless the Offer is extended (the “Tender Deadline”). Your instruction to tender will be deemed irrevocable unless withdrawn by the Tender Deadline, unless the Offer is extended.

In order to make an effective withdrawal of a tender of Restricted Shares, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the enclosed Offer to Purchase. Additional requirements for an effective withdrawal are described in Section 4 of the enclosed Offer to Purchase.

If you desire to tender any Shares in the Offer other than your Restricted Shares, you must list such Shares on a separate line on the front cover of the Letter of Transmittal and indicate whether such shares are certificated Shares, book-entry Shares, or direct-registration Shares. It must be clear to the Depositary which shares are Shares and which are Restricted Shares in order for your tender to be accepted correctly.

Any questions or requests for assistance may be directed to the Information Agent, Innisfree M&A Incorporated, at (888) 750-5834.

Sincerely,

Williams Controls, Inc.